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                                                                    Exhibit 16.1




October 7, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated October 2, 2003 of the CUNO Incorporated Savings and Retirement Plan and are in agreement with the statements contained in paragraphs (a)(i), (a)(ii), (a)(iii) and (a)(iv) therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

                                        Very truly yours,

                                        /s/ Ernst & Young LLP




cc     Frederick C. Flynn, Jr.
       Senior Vice President - Finance and Administration
       Chief Financial Officer
       400 Research Parkway
       Meriden, Connecticut 06450

       Mr. John M. Galvin
       Chairman of the Audit Committee
       CUNO Incorporated
       400 Research Parkway
       Meriden, Connecticut 06450